Exhibit 99.1

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UniFirst Corporation Proudly Announces the Addition of Robert Collings
to its Board of Directors

WILMINGTON, MA., July 13, 2005 — UniFirst Corporation (NYSE: UNF) Ronald D. Croatti, President and Chairman of the Board of Directors announced today that Robert F. Collings, an entrepreneur and businessman who founded and served as CEO of two successful high-technology companies, has joined UniFirst’s Board of Directors.

Mr. Collings was founder, President and CEO of Resource Dynamics Inc. (RDI), developer of a proprietary Unix-based Facilities Asset Planning and Management System. RDI was established in 1981 and acquired by a Canadian company in 1984. Prior to that, Mr. Collings was co-founder, CEO and President of Data Terminal Systems (DTS), one of the largest retail business control system companies in the world. During his tenure as leader of DTS, it made the Inc. Magazine’s 100 fastest growing companies list several times, ranking #39 in sales growth and #2 in profitability Currently, Mr. Collings is on the President’s Council of Mass. General Hospital, Board of Advisors of New Boston Real Estate Fund and Vice-Chairman of the Board of Trustees of Daniel Webster College.

“We are pleased and proud to have Bob Collings join our team”, said Mr. Croatti. “Bob has a tremendous amount of business acumen and his vast store of professional knowledge and experience will allow him to make a significant contribution to our future growth and success.” UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,000 team partners who serve more than 175,000 customer locations in 46 states, Canada and Europe from 175 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.